Exhibit 10.21

October 18, 2010

Mr. William R. Huff

[ADDRESS]

Dear Mr. Huff,

Re: Your Virgin Media Inc. (the “Company”) Non-Qualified Stock Option Notices

The purpose of this letter is to amend your Virgin Media Inc. Non-Qualified Stock Option Notices dated as of April 11, 2003, March 16, 2006, June 10, 2009, June 15, 2009 and June 9, 2010 (the “Option Notices”).

Pursuant to the terms of the 2003 Virgin Media Inc. Stock Option Plan (fka as the NTL Incorporated 2003 Stock Option Plan), the Virgin Media Inc. 2004 Stock Incentive Plan (fka as the Telewest Global, Inc. 2004 Stock Incentive Plan), and the Virgin Media Inc. 2006 Stock Incentive Plan, and the action of the Company’s Compensation Committee taken on 18 October, 2010, Section 5 of each of the Option Notices is hereby amended to read as follows:

“5. Transferability

Except as set forth in the following paragraphs, neither the Option nor any interest in the Option may be transferred other than by will or the laws of descent or distribution and the Option may be exercised during your lifetime only by you or your guardian or legal representative.

Subject to the conditions set forth below, all or part of your Option may be transferred to members of your “immediate family” as defined below, to a trust or trusts maintained solely for your benefit and/or for the benefit of members of your “immediate family”, or to a partnership or partnership whose only partners are you and/or the members of your “immediate family”. All such transfers must be without any consideration therefor, can only be implemented after providing written notice to the General Counsel of the Company, and must be conditioned on the transferee agreeing to be subject to the terms of this Notice and all Company restrictions and reporting requirements that would apply to you if you continued to hold the Option. Any transfer of an Option that has not yet vested shall require the express consent of the Company’s Compensation Committee. Any subsequent transfer of an Option by the transferee may only be made to persons to whom you could have transferred the Option under the terms of this Section 5 and shall be on the same terms and subject to the same conditions as the foregoing.

For purposes of this Section 5, your “immediate family” shall mean any of your children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, former spouses, siblings, nieces, nephews, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing your household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which you or these persons control the management of assets, and other entity in which you or these persons own more than fifty percent of the voting interests.

Virgin Media Inc, 909 Third Avenue, Suite 2863, New York, NY 10022, United States

t: (212) 906 8440 f: (212) 752 1157

virginmedia.com

Please execute the enclosed copy of this letter to indicate your acceptance of these terms, and upon such execution this amendment shall be a binding agreement between us.

Sincerely,

Virgin Media Inc.

By:	/s/ Bryan Hall
Bryan Hall
General Counsel

Accepted and Agreed:

/s/ William Huff
William R. Huff

Virgin Media Inc, 909 Third Avenue, Suite 2863, New York, NY 10022, United States

t: (212) 906 8440 f: (212) 752 1157

virginmedia.com